Exhibit 4.11

DEBT RECOGNITION AND RECONVERSION AGREEMENT ENTERED INTO BY AND BETWEEN AGILETHOUGHT INC., AS THE DEBTOR, REPRESENTED HEREIN BY MR. MANUEL SENDEROS FERNÁNDEZ, HEREINAFTER REFERRED TO AS ("AT") AND MESSRS. DANIEL SAMUEL NOVELO TRUJILLO, ISRAEL ABRAHAM NOVELO TRUJILLO, JORGE RICARDO MONTERRUBIO LÓPEZ AND JOSÉ ANTONIO TORRERO DIEZ, ALL OF THEM IN THEIR OWN CAPACITY, HEREINAFTER JOINTLY REFERRED TO AS THE ("CREDITORS"), PURSUANT TO THE FOLLOWING BACKGROUND, REPRESENTATIONS AND SECTIONS:

RECITALS

FIRST. On April 29, 2016, the Creditors and various shareholders of AT (formerly known as AGS Nasoft, S.A.P.I. de C.V.) and AT itself entered into a share option agreement (hereinafter the "Option Agreement”), attached hereto as “Exhibit A”, by virtue of which the Creditors had the option to subscribe AT shares, in accordance with the terms and conditions of said Option Agreement.

SECOND. In the Second Section of Exhibit 1 of said Option Contract, an economic consideration was established in favor of the Creditors, in case of exceeding the limit of the total number of shares with subscription option.

THIRD. Likewise, the Creditors subscribed a total of 4,491 (four thousand four hundred and ninety-one) shares of AT, presenting a surplus in the limit of the total number of shares with subscription option and, therefore, they became creditors to the total amount of MXN $59'718,196.00 (FIFTY-NINE MILLION SEVEN HUNDRED AND EIGHTEEN THOUSAND, ONE HUNDRED AND NINETY-SIX PESOS 00/100, LEGAL CURRENCY OF MEXICO).

FOURTH. By virtue of the foregoing, AT has executed several payments to the Creditors, for the total amount of MXN $33’209,154.35 (THIRTY-THREE MILLION TWO HUNDRED NINE THOUSAND ONE HUNDRED AND FIFTY-FOUR PESOS 35/100, LEGAL CURRENCY OF MEXICO) plus the amount of MXN $1’100,140.00 (ONE MILLION ONE HUNDRED THOUSAND ONE HUNDRED AND FOURTY 00/100, LEGAL CURRENCY OF MEXICO) of interest.

REPRESENTATIONS

I. AT declares, through its legal representative and under oath to tell the truth:

a) That it is an existing and valid company in accordance with the Laws of the United States of America.

b) That it was incorporated as a Mexican company, under the name “Grupo Latinoamericano de Internet, S.A. de C.V.”, as set forth in public deed No. 90,956 dated April 14, 2000, granted before David Figueroa Márquez, notary public No. 57 of Mexico City; it was registered on May 16, 2000, under the mercantile record 262575 of the Public Registry of Property and Commerce of Mexico City.

c) That its name was amended to “AGS Nasoft México, S.A. de C.V.”, which is accredited with public deed No. 57,584 dated March 6, 2015, granted before Mauricio Martínez Rivera, Notary Public No. 96 of Mexico City; it was registered on March 23, 2015.

d) That its name was amended to “AN Global IT, S.A.P.I. de C.V.”, which is accredited with public deed No. 70,041 dated September 27, 2017, granted before Erik Namur Campesino, Notary Public No. 94 of Mexico City; it was registered on March 5, 2018.

e) That on January 31, 2019 it ceased to exist as a Mexican company and began to exist as a company under the laws of the State of Delaware, United States of America, under the name "AN Global, Inc.", which is accredited with public deed No. 84,444.

f) That it amended its name to “AgileThought, Inc.” on October 22, 2019, which is accredited with the Certificate of Amendment issued by the Secretary of State of Delaware, USA.

g) That its attorney in fact has the necessary and sufficient powers of attorney to bind it in terms of this agreement and that said powers and faculties have not been revoked, modified or limited in any way as of the date of execution of this agreement, which is accredited with public deed No. 94,836.

II. Each of the Creditors declares, in their own right and under oath to tell the truth:

a) Daniel Samuel Novelo Trujillo, is an individual of Mexican nationality, of legal age, in full use of their faculties, with full legal capacity to bind himself and conclude in the form and terms of this Agreement.

b) Israel Abraham Novelo Trujillo, is an individual of Mexican nationality, of legal age, in full use of their faculties, with full legal capacity to bind himself and conclude in the form and terms of this Agreement.

c) Jorge Ricardo Monterrubio López, is an individual of Mexican nationality, of legal age, in full use of their faculties, with full legal capacity to bind himself and conclude in the form and terms of this Agreement.

d) José Antonio Torrero Diez, is an individual of Mexican nationality, of legal age, in full use of their faculties, with full legal capacity to bind himself and conclude in the form and terms of this Agreement.

SECTIONS

FIRST. The Parties herein agree to enter into this Agreement in order to recognize the remaining amount that AT shall pay to the CREDITORS derived from the Option Agreement established in the Background of this Agreement.

SECOND. By virtue of the foregoing Section, the Parties acknowledge and agree that, as of the date of the Option Agreement, AT has paid several amounts to the CREDITORS which expressly acknowledge and accept such payments, also acknowledging that the amount expressed as Debt (as said term is defined below) specified in the following clause, is the only amount that AT owes to the CREDITORS derived from the Option Agreement.

THIRD. By virtue of the foregoing Section, the Parties hereby agree to convert the remaining debt existing to date in charge of AT to Dollars, the legal currency of the United States of America, giving as the total amount of the Debt agreed upon and accepted by the Parties, the amount of USD $2,246,482.60 (TWO MILLION TWO HUNDRED FOURTY-SIX THOUSAND FOUR HUNDRED AND EIGHTY-TWO DOLLARS AND 60/100, LEGAL CURRENCY OF THE UNITED STATES OF AMERICA) (hereinafter referred to as the "Debt"), plus the corresponding interest in accordance with Section Fourth hereto. AT is expressly obliged to pay the CREDITORS the Debt, as well as interest, which shall be paid to each of the CREDITORS in accordance with the following amounts and percentages:

a) To Mr. Daniel Samuel Novelo Trujillo, the total amount of USD $1,387,652.30 (ONE MILLION THREE HUNDRED AND EIGTHY-SEVEN THOUSAND SIX HUNDRED AND FIFTY-TWO DOLLARS AND 30/100, LEGAL CURRENCY OF THE UNITED STATES OF AMERICA) that represents the 61.77% of the Debt.

b) To Mr. Israel Abraham Novelo Trujillo, the total amount of $390,438.67 (THREE HUNDRED NINETY THOUSAND FOUR HUNDRED AND THIRTY-EIGHT DOLLARS AND 67/100, LEGAL CURRENCY OF THE UNITED STATES OF AMERICA) that represents the 17.38% of the Debt.

c) To Mr. José Antonio Torrero Diez, the total amount of $330,232.94 (THREE HUNDRED AND THIRTY THOUSAND TWO HUNDRED AND THIRTY-TWO DOLLARS AND 94/100, LEGAL CURRENCY OF THE UNITED STATES OF AMERICA) that represents the 14.70% of the Debt.

d) To Mr. Jorge Ricardo Monterrubio López, the total amount of $138,158.68 (ONE HUNDRED AND THIRTY-EIGHT THOUSAND ONE HUNDRED AND FIFTY-EIGHT DOLLARS AND 68/100, LEGAL CURRENCY OF THE UNITED STATES OF AMERICA) that represents the 6.15% of the Debt.

The CREDITORS appoint the following bank accounts in the event that AT pays all or part of the Debt and the interest by wire transfer, in accordance with Section Five:

 [Omitted]

FOURTH. By virtue of the foregoing, AT acknowledges and accepts to owe the CREDITORS the Debt, which will accrue an annual interest of 11% (ELEVEN PERCENT) on unpaid balances from the date of signing of this Agreement. and until full payment the Debt is made by AT to the CREDITORS.

FIFTH. The Parties acknowledge and accept that the Debt and accrued interest shall be paid in full no later than a period of 1 (one) year from the date hereof, by wire transfers to the accounts indicated in Section Three above.

The Parties acknowledge and agree that, in the event that the period indicated above is fulfilled and AT has not paid the CREDITORS, the total amount of the Debt and the interest agreed will be paid within the following 30 calendar days counted from the breach with “common shares of class A” of AT, taking as value of the shares the value resulting from using the Volume Weighted Moving Average Price (VWAP).

SIXTH. In order to guarantee the compliance with the payment of the Debt and interest agreed, AT signs and delivers to the CREDITORS a Promissory Note free of any charge or encumbrance, attached hereto as “Exhibit B”.

SEVENTH. At the signing of this Agreement, AT recognized and will pay the CREDITORS the amount of MXN $650,000.00 (SIX HUNDRED AND FIFTY THOUSAND PESOS 00/100, LEGAL CURRENCY OF MEXICO) plus the value added tax or its equivalent in dollars, legal currency of the United States of America, due to the expenses that the latter have incurred for legal fees (attorneys) to reach the execution of this Agreement.

It should be noted that the amount indicated in the previous paragraph is not part of or included in the amount specified in the Third Section of this Agreement, which must be paid by AT upon the execution of this Agreement by wire transfer through to the following bank account indicated by the CREDITORS:

[Omitted]

EIGHTH. Neither Party may assign or in any other way transfer, in whole or in part, the rights and obligations derived from this Agreement, without the prior written consent of the other party. In the event that AT fails to comply with its payment obligations arising from this Agreement, the CREDITORS will be entitled to assign or in any way transfer the rights in its favor arising from this Agreement without the authorization of the other Party.

NINTH. For everything related to this Agreement, all notices, including notifications of a procedural nature, must be issued in writing at the address of the Party to whom the notice or notification is addressed and with acknowledgment of receipt or sent by courier or certified mail with acknowledgment of receipt or by email. The notification sent by courier will be considered made on the date it is received by the recipient. In this sense, the Parties indicate as their addresses, telephone numbers and emails the following:

AT:

Address: 222 W. Las Colinas Blvd., Suite 1650E, Las Colinas, TX 75039.

Telephone number: +5255 5258 1414.

 Email: Diana.Abril@agilethought.com

CREDITORS:

Address: 2060 N Loop W #220, Houston, TX 77018.

Telephone number: 713-255-4422.

Emails: info@silblawfirm.com; israelnovelo@outlook.com; atorrero@hotmail.com and jorge.monterrubio@gmail.com.

Any email will need to be sent to and include all of the emails noted above.

Any change to the aforementioned domiciles shall be notified in writing at least five business days prior to the date on which the change of domicile takes effect.

TENTH. This Agreement constitutes the entire agreement between the Parties, regarding the subject matter hereof, substituting and nullifying all previously existing agreements on the same matter, whether oral or written. Likewise, there are no guarantees, declarations, promises, or agreements between the Parties other than those expressly indicated in this Agreement.

ELEVENTH. The Parties declare that in this Agreement there has been no error, bad faith, fraud or injury to the detriment of any of them and undertake to fully comply with their obligations derived from this Agreement.

TWELFTH. Modifications to this Agreement for any reason shall be made with a prior written agreement signed by the Parties or their authorized representatives.

THIRTEENTH. In the event that either Party fails to take any action against the other to protect certain rights under this Agreement, such failure shall not be construed as a waiver of any other rights under this Agreement.

FOURTEENTH. AT binds to indemnify and to release and hold harmless the CREDITORS in case it has to initiate any legal actions in order to execute this Agreement. In said cases, AT shall pay the litigation expenses and legal fees incurred by the CREDITORS.

FIFTEENTH. This Agreement is executed in both, English and Spanish languages. Should any discrepancy arise between the two instruments, the English version shall prevail.

SIXTEENTH. The Parties state that their will is free of defects and in the event of interpretation, execution and compliance with this Agreement, they expressly submit to the legislation and competent courts of Dallas, Texas, United States of America, expressly renouncing any other jurisdiction that could correspond to them by reason of their present or future domiciles or any other cause.

THE PARTIES BEING AWARE OF THE CONTENT AND LEGAL SCOPE OF THIS AGREEMENT, SIGN IT IN, ALL OF THEM BY THEIR OWN RIGHT, ON November 15, 2022 IN DALLAS, TEXAS, UNITED STATES OF AMERICA.

CONVENIO DE RECONOCIMIENTO Y RECONVERSIÓN DE ADEUDO QUE CELEBRAN POR UNA PARTE AGILETHOUGHT INC., COMO LA DEUDORA, REPRESENTADA EN ESTE ACTO POR EL SEÑOR MANUEL SENDEROS FERNÁNDEZ, EN LO SUCESIVO DENOMINADA COMO (“AT”) Y POR SU PROPIO DERECHO LOS SEÑORES DANIEL SAMUEL NOVELO TRUJILLO, ISRAEL ABRAHAM NOVELO TRUJILLO, JORGE RICARDO MONTERRUBIO LÓPEZ Y JOSÉ ANTONIO TORRERO DIEZ, EN LO SUCESIVO DENOMINADOS CONJUNTAMENTE COMO LOS “ACREEDORES”, AL TENOR DE LOS SIGUIENTES ANTECEDENTES, DECLARACIONES Y CLÁUSULAS:

ANTECEDENTES

PRIMERO. Con fecha 29 de abril de 2016, los Acreedores y diversos accionistas de AT (antes denominada AGS Nasoft, S.A.P.I. de C.V.) y la propia AT celebraron un contrato de opción de suscripción de acciones (en lo sucesivo el “Contrato de Opción”), adjunto al presente como “Anexo A”, por virtud de la cual, los Acreedores tenían la opción de suscribir acciones de AT, de conformidad con los términos y condiciones de dicho Contrato de Opción.

SEGUNDO. En la Cláusula Segunda del Anexo 1 de dicho Contrato de Opción, se estableció una contraprestación económica en favor de los Acreedores, en caso de exceder el límite del número total de acciones con opción a suscripción.

TERCERO. Asimismo, los Acreedores suscribieron un total de 4,491 (cuatro mil cuatrocientas noventa y un) acciones de AT, presentando un excedente en el límite del número total de acciones con opción a suscripción y, por lo tanto, se hicieron acreedores a la cantidad total de MXN $59’718,196.00 (CINCUENTA Y NUEVE MILLONES SETECIENTOS DIECIOCHO MIL CIENTO NOVENTA Y SEIS PESOS 00/100, MONEDA DE CURSO LEGAL DE MÉXICO).

CUARTO. En virtud de lo anterior, AT ha realizado diversos pagos a los Acreedores, por la cantidad total de MXN $33’209,154.35 (TREINTA Y TRES MILLONES DOSCIENTOS NUEVE MIL CIENTO CINCUENTA Y CUATRO PESOS 35/100, MONEDA DE CURSO LEGAL DE MÉXICO) más la cantidad de MXN $1’100,140.00 (UN MILLÓN CIEN MIL CIENTO CUARENTA PESOS 00/100 MONEDA DE CURSO LEGAL DE MÉXICO) de intereses.

DECLARACIONES

I. Declara AT, a través de su representante legal y bajo protesta de decir verdad:

a) Que es una sociedad mercantil existente de conformidad con las Leyes de los Estados Unidos de América.

b) Que se constituyó como una sociedad mercantil mexicana, bajo la denominación “Grupo Latinoamericano de Internet, S.A. de C.V.”, según consta en el instrumento público No. 90,956 de fecha 14 de abril de 2000, otorgada ante la fe del Lic. David Figueroa Márquez, notario público No. 57 de la Ciudad de México; se encuentra inscrita el día 16 de mayo de 2000, bajo el folio mercantil número 262575 del Registro Público de la Propiedad y del Comercio de la Ciudad de México.

c) Que cambió su denominación por la de “AGS Nasoft México, S.A. de C.V.”, lo que se acredita con el instrumento público No. 57,584 de fecha 6 de marzo de 2015, otorgada ante la fe del Lic. Mauricio Martínez Rivera, Notario Público No. 96 de la Ciudad de México; se encuentra inscrita el día 23 de marzo de 2015.

d) Que cambió su denominación por la de “AN Global IT, S.A.P.I. de C.V.”, lo que se acredita con el instrumento público No. 70,041 de fecha 27 de septiembre de 2017, otorgada ante la fe del Lic. Erik Namur Campesino, Notario Público No. 94 de la Ciudad de México; se encuentra inscrita el día 5 de marzo de 2018.

e) Que con fecha 31 de enero de 2019 dejó de existir como una sociedad mercantil mexicana y comenzó a existir como una sociedad bajo las leyes del Estado de Delaware, Estados Unidos de América, denominándose “AN Global, Inc.”, lo que se acredita con el instrumento público No. 84,444.

f) Que cambió su denominación por la de “AgileThought, Inc.” con fecha 22 de octubre de 2019, lo que se acredita con el Certificate of Amendment expedido por el Secretario del Estado de Delaware, USA.

g) Que su apoderado cuenta con los poderes y facultades necesarias para obligarla en términos del presente convenio y que dichos poderes y facultades no le han sido revocados, modificados o limitados de manera alguna a la fecha de celebración del presente convenio, lo que se acredita con el instrumento público No. 94,836.

II. Declara cada uno de los Acreedores, por su propio derecho y bajo protesta de decir verdad:

a) Daniel Samuel Novelo Trujillo, es una persona física de nacionalidad mexicana, mayor de edad, en pleno uso de sus facultades, con plena capacidad jurídica para obligarse y celebrar en la forma y términos del presente Convenio.

b) Israel Abraham Novelo Trujillo, es una persona física de nacionalidad mexicana, mayor de edad, en pleno uso de sus facultades, con plena capacidad jurídica para obligarse y celebrar en la forma y términos del presente Convenio.

c) Jorge Ricardo Monterrubio López, es una persona física de nacionalidad mexicana, mayor de edad, en pleno uso de sus facultades, con plena capacidad jurídica para obligarse y celebrar en la forma y términos del presente Convenio.

d) José Antonio Torrero Diez, es una persona física de nacionalidad mexicana, mayor de edad, en pleno uso de sus facultades, con plena capacidad jurídica para obligarse y celebrar en la forma y términos del presente Convenio.

CLÁUSULAS

PRIMERA. Las Partes en este acto acuerdan celebrar el presente Convenio con el objeto de reconocer el Adeudo remanente que AT deberá pagar a los ACREEDORES derivado del Contrato de Opción establecido en el Antecedente Primero del presente Convenio.

SEGUNDA. En virtud de la Cláusula que antecede, las Partes reconocen y aceptan que, a partir de la fecha del Contrato de Opción, AT ha realizado diversos pagos a los ACREEDORES, lo que éstos expresamente reconocen y aceptan dichos pagos, reconociendo que, la cantidad expresada como Adeudo especificada en la cláusula siguiente (según dicho término se define más adelante), es la única cantidad que a la fecha le adeuda AT a los ACREEDORES derivada del Contrato de Opción.

TERCERA. En virtud de la cláusula que antecede, las Partes en este acto acuerdan convertir el adeudo remanente existente a la fecha a cargo de AT a dólares, moneda de curso legal de los Estados Unidos de América, dando como monto total del adeudo convenido y aceptado por las Partes la cantidad de USD $2,246,482.60 (DOS MILLONES DOSCIENTOS CUARENTA Y SEIS MIL CUATROCIENTOS OCHENTA Y DOS DÓLARES 60/100, MONEDA DE CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMÉRICA), en lo sucesivo denominado como él (“Adeudo”), más los intereses correspondientes de conformidad con la Cláusula Cuarta del presente Convenio. AT se obliga expresamente a pagar a los ACREEDORES el Adeudo, así como los intereses, los cuales pagará a cada uno de los ACREEDORES de conformidad con el porcentaje que se menciona a continuación:

a) Al señor Daniel Samuel Novelo Trujillo, la cantidad total de $1,387,652.30 (UN MILLÓN TRESCIENTOS OCHETA Y SIETE MIL SEISCIENTOS CINCUENTA Y DOS DÓLARES 30/100, MONEDA DE CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMÉRICA) que representa el 61.77% del Adeudo.

b) Al señor Israel Abraham Novelo Trujillo, la cantidad total de $390,438.67 (TRESCIENTOS NOVENTA MIL CUATROCIENTOS TREINTA Y OCHO DÓLARES 67/100, MONEDA DE CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMÉRICA) que representa el 17.38% del Adeudo.

c) Al señor José Antonio Torrero Diez, la cantidad total de $330,232.94 (TRESCIENTOS TREINTA MIL DOSCIENTOS TREINTA Y DOS DÓLARES 94/100, MONEDA DE CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMÉRICA) que representa el 14.70% del Adeudo.

d) Al señor Jorge Ricardo Monterrubio López, la cantidad total de $138,158.68 (CIENTO TREINTA Y OCHO MIL CIENTO CINCUENTA Y OCHO DÓLARES 68/100, MONEDA DE CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMÉRICA) que representa el 6.15% del Adeudo.

Los ACREEDORES señalan las siguientes cuentas bancarias para el caso de que AT pague total o parcialmente el Adeudo y los intereses mediante transferencia bancaria, de conformidad con la Cláusula Quinta:

[Omitted]

CUARTA. En virtud de lo anterior, en este acto AT reconoce y acepta deber a los ACREEDORES el Adeudo, el cual devengará un interés anual del 11% (ONCE POR CIENTO) sobre saldos insolutos, a partir de la fecha de firma del presente Convenio y hasta en tanto se lleve a cabo el pago total del Adeudo por parte de AT a los ACREEDORES.

QUINTA. Las Partes en este acto reconocen y aceptan que el Adeudo y los intereses devengados deberán de ser pagado en su totalidad a más tardar en el periodo de 1 (un) año contado a partir de la fecha del presente Convenio, mediante transferencias bancarias a las cuentas señaladas en la Cláusula Tercera anterior.

Las Partes reconocen y aceptan que, en caso de que se cumpla el periodo señalado en el párrafo anterior y AT no hubiese pagado la totalidad del Adeudo e intereses pactados a los ACREEDORES, el Adeudo e intereses será pagados dentro de los 30 días naturales contados a partir del incumplimiento con “acciones comunes de la clase A” de AT, tomando como valor de las acciones el valor que resulte de utilizar el Volume Weighted Moving Average Price (VWAP).

SEXTA. Con la finalidad de garantizar el cumplimiento del pago del Adeudo e intereses pactados, en este acto AT suscribe y entrega a Los Acreedores un “Promissory Note” libre de toda carga o gravamen, adjunto al presente como “Anexo B”.

SÉPTIMA. A la firma de este Convenio, AT reconoce y pagará a los ACREEDORES la cantidad de MXN $650,000.00 (SEISCUENTOS CINCUENTA MIL PESOS 00/100, MONEDA DE CURSO LEGAL DE MÉXICO) más el impuesto al valor agregado, o su equivalente en dólares, moneda de curso legal de los Estados Unidos de América, con motivo de los gastos que estos últimos han incurrido por concepto de honorarios de abogados para alcanzar la celebración de este Convenio.

Cabe señalar que la cantidad señalada en el párrafo anterior no forma parte ni está incluida en el monto precisado en la Cláusula Tercera de este Convenio, la cual deberá pagar AT a la celebración de este Convenio a través de una transferencia bancaria a la siguiente cuenta bancaria que para tales efectos señalan los ACREEDORES:

[Omitted]

OCTAVA. Las Partes no podrán ceder ni de cualquier otra forma transferir, en todo o en parte, los derechos y obligaciones derivados del presente Convenio, sin autorización previa y por escrito de la otra parte. En caso de que AT incumpla con las obligaciones de pago a su cargo derivadas de este Convenio, los ACREEDORES estarán facultados para ceder o de cualquier manera transferir los derechos a su favor derivados de este Convenio sin autorización de la otra Parte.

NOVENA. Para todo lo relativo al presente Convenio, todos los avisos, incluyendo las notificaciones de carácter procesal, deberán ser emitidas por escrito en el domicilio de la parte a quien va dirigido el aviso o notificación y con acuse de recibo o enviarse por mensajería o correo certificado con acuse de recibo, o bien, por correo electrónico. La notificación que se envíe por mensajería se considerará hecha en la fecha en que sea recibida por el destinatario. En ese sentido, las partes señalan como sus domicilios, teléfonos y correos electrónicos los siguientes:

AT:

Domicilio: 222 W. Las Colinas Blvd., Suite 1650E, Las Colinas, TX 75039.

Teléfono: +5255 5258 1414.

Correo electrónico: Diana.Abril@agilethought.com

ACREEDORES:

Domicilio: 2060 N Loop W #220, Houston, TX 77018.

Teléfono: 713-255-4422.

Correos electrónicos: info@silblawfirm.com; israelnovelo@outlook.com; atorrero@hotmail.com y jorge.monterrubio@gmail.com.

Cualquier correo electrónico deberá enviarse e incluir todos los correos electrónicos que se señalan anteriormente.

Cualquier cambio a los domicilios antes señalados, deberá notificarse por escrito con cuando menos cinco días hábiles de anticipación a la fecha en que surta efectos el cambio de domicilio.

DÉCIMA. Este Convenio constituye el acuerdo integral entre las Partes, respecto de la materia objeto de éste, sustituyendo y dejando sin efectos todos los acuerdos existentes anteriormente sobre la misma materia, ya sean orales o escritos. Asimismo, no existen garantías, declaraciones, promesas, ni acuerdos entre las Partes distintas a los expresamente señalados en este Convenio.

DÉCIMA PRIMERA. Ambas partes declaran que en el presente Convenio no ha existido error, mala fe, dolo o lesión en perjuicio de ninguna de ellas y se comprometen a cumplir cabalmente con sus obligaciones derivado del presente Convenio.

DÉCIMA SEGUNDA. Las modificaciones al presente Convenio por cualquier concepto deberán hacerse previo acuerdo por escrito firmado por las Partes o los representantes autorizados de las mismas.
DÉCIMA TERCERA. En caso de que cualquiera de las Partes omita ejercer cualquier acción en contra de la otra para proteger ciertos derechos bajo este Convenio, dicha omisión no será interpretada como una renuncia a cualquier otro derecho derivado de este mismo Convenio.

DÉCIMA CUARTA. AT se obliga a indemnizar y sacar en paz y a salvo a los ACREEDORES en caso de que estos últimos tengan que iniciar acciones legales para exigir el cumplimiento del presente Convenio. En dichos casos, serán por cuenta de AT los gastos de litigio y honorarios de los abogados que deban pagarse para la defensa y ejercicio de acciones legales de los ACREEDORES.

DÉCIMA QUINTA. El presente Convenio se celebra tanto en inglés como en español. En caso de existir cualquier controversia derivada del mismo, prevalecerá la versión en inglés.

DÉCIMA SEXTA Las Partes manifiestan que su voluntad está libre de vicios y para el caso de interpretación, ejecución y cumplimiento del presente Convenio, se someten expresamente a la legislación y tribunales competentes de Dallas, Texas, Estados Unidos de América, renunciando expresamente a cualquier otro fuero que pudiera corresponderles en razón de sus domicilios presentes, futuros o cualquier otra causa.

ENTERADAS LAS PARTES DEL CONTENIDO Y ALCANCE LEGAL DEL PRESENTE CONVENIO, LO FIRMAN EN CINCO TANTOS, TODOS ELLOS POR SU PROPIO DERECHO, EL DÍA 15 de noviembre de 2022 EN DALLAS, TEXAS, ESTADOS UNIDOS DE AMÉRICA.

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Exhibit 4.11

“AT” AGILETHOUGHT, INC.

Por / By:	/s/ Manuel Senderos Fernandez
Manuel Senderos Fernandez
Cargo / Position:	Representante legal /Attorney in Fact

“ACREEDOR / CREDITOR”	“ACREEDOR / CREDITOR”

/s/ Daniel Samuel Novelo Trujillo	/s/ Israel Abraham Novelo Trujillo
Daniel Samuel Novelo Trujillo	Israel Abraham Novelo Trujillo
Por su propio derecho /By its own right	Por su propio derecho /By its own right

“ACREEDOR / CREDITOR”	“ACREEDOR / CREDITOR”

/s/ Jorge Ricardo Monterrubio Lopez	/s/ Jose Antonio Torrero Diez
Jorge Ricardo Monterrubio Lopez	Jose Antonio Torrero Diez
Por su propio derecho /By its own right	Por su propio derecho /By its own right
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Exhibit 4.11

THIS PAGE IS AN INTEGRAL PART OF THE DEBT RECOGNITION AND RECONVERSION AGREEMENT ENTERED INTO BY AND BETWEEN AGILETHOUGHT INC., AS THE DEBTOR, AND MESSRS. DANIEL SAMUEL NOVELO TRUJILLO, ISRAEL ABRAHAM NOVELO TRUJILLO, JORGE RICARDO MONTERRUBIO LÓPEZ AND JOSÉ ANTONIO TORRERO DIEZ, AS THE CREDITORS, ON NOVEMBER 15, 2022.

ESTA PÁGINA FORMA PARTE INTEGRANTE DEL CONVENIO DE RECONOCIMIENTO Y RECONVERSIÓN DE ADEUDO AGILETHOUGHT INC., COMO LA DEUDORA, Y POR SU PROPIO DERECHO LOS SEÑORES DANIEL SAMUEL NOVELO TRUJILLO, ISRAEL ABRAHAM NOVELO TRUJILLO, JORGE RICARDO MONTERRUBIO LÓPEZ Y JOSÉ ANTONIO TORRERO DIEZ, COMO LOS ACREEDORES, EL 15 DE NOVIEMBRE DE 2022.

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